UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 28, 2012

Date of Earliest Event Reported: September 24, 2012

Calpian, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-53997	20-8592825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Akard Street, Suite 2850, Dallas, Texas		75201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 758-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 28, 2012, Calpian, Inc. (“Company”) invested $1.3 million and agreed, in principle, to issue 1,845,385 shares of its Common Stock, in exchange for an approximate 15% equity interest in a newly formed company, Digital Payments Processing Limited (“DPPL”), a company organized under the laws of India and headquartered in Mumbai, India. The issuance of the shares is contingent upon the lead founder delivering certain assurances from the company’s existing shareholders. DPPL has entered into a services agreement with My Mobile Payments Limited (“MMPL”), a company organized under the laws of India and headquartered in Mumbai, India, which owns a payment processing service known as Money on Mobile (“MoM”) that allows individuals to use their cellular phone to make routine payments and to move money using simple text messaging (SMS technology).

Calpian has structured its investment in DPPL as an initial and second funding totaling $2.5 million, then quarterly tranches of approximately $1.2 million each occurring over the following 6 quarters and resulting in a total expected investment of $9.7 million, and a total of 6,123,077 shares of its Common Stock issued ratably over the 6 quarters. A total of 4,863,077 of the shares are subject to being reclaimed by Calpian if certain financial performance metrics are not achieved. To date, Calpian has raised approximately $3.2 million through issuing a combination of Common Stock and subordinated debt to meet the initial funding requirement, and expects to raise the remaining funds through additional private placements of its Common Stock. At the end of the investment series, Calpian expects to own approximately 74% of DPPL with the remainder held by its management team.

On September 24, 2012, the Company’s cumulative scheduled investments in DPPL amounting to approximately $3.2 million resulted in the Company’s acquisition of a “significant subsidiary,” as that term is defined in Rule 102(w) of Regulation S-X and applied pursuant to Rule 11.01(b) of Regulation S-X. As a result, the Company will change its method of accounting for its investment in DPPL from the “cost method” to the “equity method” of accounting and will recognize its proportionate share of DPPL’s operating results.

Item 9.01. Financial Statements and Exhibits.

Financial statements required by this item will be filed within 71 days of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CALPIAN, INC.

Date: September 28, 2012	By:	/s/ David N. Pilotte
David N. Pilotte
Chief Financial Officer